EXHIBIT 99.1

PRESS RELEASE

                                                   Contact:
                                                   Trisha Tuntland
                                                   Manager of Investor Relations
                                                   Cabot Microelectronics Corporation
                                                   (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS
RESULTS FOR SECOND QUARTER OF FISCAL 2013

                                                     Revenue of $100.4 Million
                                                     Gross Profit Margin of 48.2 Percent of Revenue, Up 210 Basis Points Year-Over-Year
                                                     Earnings Per Share of 40 Cents
                                                     Received Supplier Awards from Intel and Texas Instruments

AURORA, IL, April 25, 2013 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world's leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today reported financial results for its second quarter of fiscal 2013, which ended March 31, 2013.

Total revenue during the second fiscal quarter was $100.4 million.  This reflects an increase of 1.1 percent compared to the same quarter last year despite continued softness in demand within the semiconductor industry and traditional seasonal weakness typically experienced by the company during its second fiscal quarter.  The company achieved a gross profit margin of 48.2 percent of revenue in the second fiscal quarter, which represents increases of 210 and 120 basis points on year-over-year and sequential bases, respectively.  Diluted earnings per share were $0.40, compared to $0.23 in the same quarter last year which included the impact of approximately $0.12 due to certain adverse items recorded during the prior year quarter.  The company's balance sheet reflects a cash balance of $188.4 million, $18.7 million higher than in the prior quarter, and $168.4 million of debt outstanding as of March 31, 2013.

"We are pleased with our financial performance this quarter in light of continued soft demand within the semiconductor industry, along with traditional seasonal weakness," said William Noglows, Chairman and CEO of Cabot Microelectronics.  "As highlighted by our performance, we continue to demonstrate our ability to successfully manage our business over a range of industry conditions.  Our strong financial position allows us to continue to invest in technology innovation in CMP consumables to meet the evolving and demanding needs of our customers, and to respond quickly when industry demand strengthens."

Mr. Noglows continued, "As a result of our intensive focus on supporting our customers, as well as careful management of our supply chain to assure that we deliver innovative, reliable, high quality solutions to our customers, during the quarter we received two important supplier awards.  We are honored to have earned Intel's most prestigious award for suppliers, the Supplier Continuous Quality Improvement award, and Texas Instruments' Supplier Excellence award for our performance in 2012.  These awards reflect our continued commitment to quality and continuous improvement."

Key Financial Information

Total second fiscal quarter revenue of $100.4 million represents a 1.1 percent increase from the $99.2 million reported in the same quarter last year and a 5.8 percent decrease from $106.5 million last quarter.  The company believes revenues were adversely impacted by continued soft demand within the global semiconductor industry that began to appear late in the fourth fiscal quarter of 2012, and in particular, soft demand for PCs, with the associated reduction in demand for DRAM.  Compared to the same quarter last year, revenue from the company's dielectrics and copper, including aluminum, CMP slurry business areas increased, while revenue from all other business areas decreased.  Compared to the prior quarter, revenue for the company's data storage slurry business increased, while revenue for all other business areas decreased.  Year to date, revenue of $206.9 million represents an increase of 2.8 percent from the prior year.

Gross profit, expressed as a percentage of revenue, was 48.2 percent this quarter, which is higher than both the 46.1 percent of revenue reported in the same quarter a year ago and 47.0 percent last quarter.  Compared to the year ago quarter, gross profit percentage increased primarily due to lower variable manufacturing costs and benefits associated with a weaker Japanese yen versus the U.S. dollar, partially offset by a lower valued product mix.  The increase in gross profit percentage versus the previous quarter was primarily due to lower variable and fixed manufacturing costs, including the positive impact of Japanese yen exchange rate changes, partially offset by lower sales volume, and a lower valued product mix.  Year to date, gross profit represented 47.6 percent of revenue, which is in the upper half of the company's full fiscal year guidance range of 46 to 48 percent of revenue.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $34.4 million in the second fiscal quarter, or $2.3 million lower than the $36.7 million reported in the same quarter a year ago, primarily due to the absence of bad debt expense related to a customer bankruptcy, partially offset by higher staffing related costs.  Operating expenses were $1.0 million higher than the $33.4 million reported in the previous quarter, primarily due to higher staffing related costs, partially offset by lower depreciation expense and lower clean room materials expense.  Year to date, total operating expenses were $67.8 million.  The company's full year guidance for operating expenses remains unchanged at $132 million to $136 million.

Net income for the quarter was $9.4 million, up from $5.5 million reported in the same quarter last year.  Compared to the same quarter last year, net income was higher primarily due to a higher gross profit margin and lower operating expenses, due to the absence of certain adverse items recorded during the prior year quarter.  Compared to the prior quarter, net income was down $0.3 million mainly due to the company's lower revenue, partially offset by a lower effective tax rate due to enacted tax legislation.  Year to date, net income of $19.1 million was up 19.9 percent compared to the prior year.

Diluted earnings per share were $0.40 this quarter, up from $0.23 reported in the second quarter of fiscal 2012 and down from $0.41 reported in the previous quarter.  Year to date, diluted earnings per share of $0.81 are up 19.1 percent compared to last year.

CONFERENCE CALL
Cabot Microelectronics Corporation's quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The conference call will be available via live webcast and replay from the company's website, www.cabotcmp.com, or by phone at (866) 318-8617.  Callers outside the U.S. can dial (617) 399-5136.  The conference code for the call is 68317435.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company's website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry.  The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company's mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today's challenges and help enable tomorrow's technology.  Since becoming an independent public company in 2000, the company has grown to approximately 1,050 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Manager of Investor Relations at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations.  These forward-looking statements include statements related to:  future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events, regulatory or legislative activity, or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; natural disasters; the acquisition of or investment in other entities; uses and investment of the company's cash balance; financing facilities and related debt, payment of principal and interest, and compliance with covenants and other terms; the company's capital structure; and the construction and operation of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended December 31, 2012 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2012, both filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Six Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2013	2012	2012	2013	2012

Revenue	$100,364	$106,533	$99,236	$206,897	$201,358

Cost of goods sold	52,019	56,494	53,442	108,513	106,285

Gross profit	48,345	50,039	45,794	98,384	95,073

Operating expenses:

Research, development & technical	15,073	15,316	14,071	30,389	27,826

Selling & marketing	7,046	7,109	7,434	14,155	14,770

General & administrative	12,287	10,954	15,177	23,241	28,078

Total operating expenses	34,406	33,379	36,682	67,785	70,674

Operating income	13,939	16,660	9,112	30,599	24,399

Interest expense	872	953	354	1,825	393

Other income (expense), net	463	854	97	1,317	201

Income before income taxes	13,530	16,561	8,855	30,091	24,207

Provision for income taxes	4,110	6,858	3,325	10,968	8,262

Net income	$9,420	$9,703	$5,530	$19,123	$15,945

Basic earnings per share	$0.41	$0.42	$0.24	$0.84	$0.70

Weighted average basic shares outstanding	22,974	22,845	22,768	22,914	22,624

Diluted earnings per share	$0.40	$0.41	$0.23	$0.81	$0.68

Weighted average diluted shares outstanding	23,871	23,658	23,780	23,755	23,378

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	March 31,	September 30,
	2013	2012
ASSETS:

Current assets:
Cash and cash equivalents	$188,354	$178,459
Accounts receivable, net	51,220	53,506
Inventories, net	66,075	66,472
Other current assets	20,397	19,451
Total current assets	326,046	317,888

Property, plant and equipment, net	112,632	125,020
Other long-term assets	72,174	74,917
Total assets	$510,852	$517,825

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$13,913	$19,542
Current portion of long-term debt	10,938	10,937
Capital lease obligations	-	2
Accrued expenses, income taxes payable and other current liabilities	29,411	32,738
Total current liabilities	54,262	63,219

Long-term debt, net of current portion	157,500	161,875
Capital lease obligations, net of current portion	-	19
Other long-term liabilities	8,947	9,121
Total liabilities	220,709	234,234

Stockholders' equity	290,143	283,591
Total liabilities and stockholders' equity	$510,852	$517,825